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                                                                     EXHIBIT 4.3

                             PENSON WORLDWIDE, INC.

                           INVESTORS' RIGHTS AGREEMENT

                                  JUNE 9, 2004

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                                TABLE OF CONTENTS

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1. Registration Rights ..................................................................     1
        1.1 Definitions .................................................................     1
        1.2 Request for Registration ....................................................     2
        1.3 Company Registration ........................................................     4
        1.4 Form S-3 Registration .......................................................     5
        1.5 Obligations of the Company ..................................................     7
        1.6 Information from Holder .....................................................     8
        1.7 Expenses of Registration ....................................................     8
        1.8 Delay of Registration .......................................................     9
        1.9 Indemnification .............................................................     9
        1.10 Reports Under the 1934 Act .................................................    11
        1.11 Assignment of Registration Rights ..........................................    12
        1.12 Limitations on Subsequent Registration Rights ..............................    12
        1.13 "Market Stand-Off ' Agreement...............................................    12
        1.14 Termination of Registration Rights .........................................    13

2. Covenants of the Company .............................................................    13
        2.1 Delivery of Financial Statements ............................................    13
        2.2 Inspection ..................................................................    14
        2.3 Termination of Information and Inspection Covenants .........................    14
        2.4 Right of First Offer ........................................................    14
        2.5 Confidential Information, Invention, Assignment and Arbitration Agreement ...    17
        2.6 Market Stand Off Agreements .................................................    17
        2.7 Director and Officer Liability Insurance ....................................    17
        2.8 Compensation Committee ......................................................    17
        2.9 Regulatory Approvals ........................................................    17
        2.10 1934 Act Covenants .........................................................    17
        2.11 NASD Rule 2790 .............................................................    18
        2.12 Negative Covenants .........................................................    18
        2.13 Termination of Certain Covenants ...........................................    21

3. Investor Redemptive Put Right ........................................................    21

4. Miscellaneous ........................................................................    24
        4.1 Successors and Assigns ......................................................    24
        4.2 Governing Law ...............................................................    24
        4.3 Counterparts ................................................................    24
        4.4 Titles and Subtitles ........................................................    24
        4.5 Notices .....................................................................    24
        4.6 Expenses ....................................................................    24
        4.7 Entire Agreement; Amendments and Waivers ....................................    24
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4.8 Severability ........................................................................    25
4.9 Specific Performance ................................................................    25
4.10 Aggregation of Stock ...............................................................    25
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                           INVESTORS' RIGHTS AGREEMENT

            THIS INVESTORS' RIGHTS AGREEMENT (the "Agreement") is made as of June 9, 2004, by and among Penson Worldwide, Inc., a Delaware corporation (the "Company"), the holders of Series A Preferred Stock of the Company listed on Schedule A hereto, each of which is herein referred to individually as an "Investor" and collectively as the "Investors," and, for purposes of Section 2.12(b) and Section 4 hereof, Penson Financial Services, Inc., a North Carolina corporation ("Penson Services"). Penson Financial Services Canada, Inc., a Canadian corporation ("Penson Canada"), Penson Worldwide Settlements, Ltd., a private limited company incorporated under the laws of England and Wales ("Penson UK"), SAI Holdings, Inc., a Texas corporation ("SAI"), and Penson Holdings, Inc., a Delaware corporation ("Penson Holdings," and together with Penson Services, Penson Canada, Penson UK and SAI, the "Subsidiaries").

                                    RECITALS

            WHEREAS, the Company, the Subsidiaries and the Investors are parties to the Series A Preferred Stock Purchase Agreement of even date herewith (the "Purchase Agreement"); and

            WHEREAS, in order to induce the Investors to purchase Series A Preferred Stock (the "Series A Preferred Stock") pursuant to the Purchase Agreement and invest funds in the Company pursuant to the Purchase Agreement, the Investors, the Subsidiaries and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issued or issuable to them and certain other matters as set forth herein;

            NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

            1. Registration Rights. The Company covenants and agrees as follows:

                  1.1 Definitions. For purposes of this Section 1:

                        (a) The term "Act" means the Securities Act of 1933, as amended.

                        (b) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                        (c) The term "Holder" means any Investor or any assignee thereof in accordance with Section 1.11 hereof for so long as such person or entity holds outstanding Registrable Securities.

                        (d) The term "Initial Offering" means the Company's first firm commitment underwritten public offering of its Common Stock under the Act.

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                        (e) The term "1934 Act" means the Securities Exchange
Act of 1934, as amended.

                        (f) The terms "register," "registered." and
"registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

                        (g) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued
as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

                        (h) The number of shares of "Registrable Securities" outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

                        (i) The term "Rule 144" shall mean Rule 144 under the
Act.

                        (j) The term "Rule 144(k)" shall mean subsection (k) of Rule 144 under the Act.

                        (k) The term "SEC" shall mean the Securities and Exchange Commission.

                  1.2 Request for Registration.

                        (a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after six (6) months after the effective date of the Initial Offering, a written request from the Holders of at least a majority of the Registrable Securities then outstanding (for purposes of this Section 1.2, the "Initiating Holders") that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price (net of underwriting discounts and commissions) of at least $10,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use its reasonable best efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company's notice pursuant to this Section 1.2(a).

                        (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the

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right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually a greed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

                        (c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 1.2:

                              (i) in any particular jurisdiction in which the
Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

                              (ii) after the Company has effected two (2)
registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

                              (iii) during the period starting with the date
sixty (60) days prior to the Company's good faith estimate of the date of the filing of and ending on a date ninety (90) days following the effective date of a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

                              (iv) if the Initiating Holders propose to dispose
of Registrable Securities that may be registered on Form S-3 pursuant to Section
1.4 hereof; or

                              (v) if the Company shall furnish to Holders
requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Company's Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety
(90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve
(12)-month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder

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during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

                  1.3 Company Registration.

                        (a) If (but without any obligation to do so), the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than (i) a registration relating to a demand made pursuant to Section 1.2 or (ii) a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of
Section 1.3(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

                        (b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with
Section 1.7 hereof.

                        (c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. The Company will include in such registration (i) first, the securities the

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Company proposes to sell, and (ii) second, the Registrable Securities proposed to be included in such registration. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders' securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder's securities are included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the entities under common investment management, partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Holder," and any pro rata reduction with respect to such "selling Holder" shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

                  1.4 Form S-3 Registration. In case the Company shall receive from the Holders of at least twenty five percent (25%) of the Registrable Securities (for purposes of this Section 1.4, the "Initiating Holders") a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

                        (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                        (b) use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:

                              (i) if Form S-3 is not available for such offering
by the Holders;

                              (ii) if the Holders, together with the holders of
any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $5,000,000;

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                              (iii) if the Company shall furnish to Holders
requesting a registration statement pursuant to this Section 1.4 a certificate signed by the Company's Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety
(90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve
(12)-month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety
(90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);

                              (iv) if the Company has, within he twelve (12)
month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4;

                              (v) in any particular jurisdiction in which the
Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;

                              (vi) if the Company, within thirty (30) days of
receipt of the request of such Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within ninety (90) days of receipt of such request (other than a registration effected solely to qualify an employee benefit plan or to effect a business combination pursuant to Rule 145), provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

                              (vii) during the period starting with the date
sixty (60) days prior to the Company's good faith estimate of the date of the filing of and ending on a date ninety (90) days following the effective date of a Company-initiated registration subject to Section 1.3 above, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective.

                        (c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).

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                        (d) Subject to the foregoing, the Company shall file a
registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.

                  1.5 Obligations of the Company. Whenever required under this
Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                        (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

                        (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

                        (c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

                        (d) use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

                        (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

                        (f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                        (g) cause all such Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

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                        (h) provide a transfer agent and registrar for all
Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

      Notwithstanding the provisions of this Section 1, the Company shall be entitled to suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such sale of any securities pursuant to such registration statement would in the good faith judgment of the Board of Directors of the
Company:

                              (i) materially impede, delay or interfere with any
material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board of Directors of the Company has authorized negotiations;

                              (ii) materially adversely impair the consummation
of any pending or proposed material offering or sale of any class of securities by the Company; or

                              (iii) require disclosure of material nonpublic
information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company's subsidiaries or affiliates).

      In the event of the suspension of effectiveness of any registration statement pursuant to this Section 1.5, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

                  1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder's Registrable Securities.

                  1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $25,000) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a

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registration requested under Section 1.2, the Holders of a majority of the
Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 and provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 and 1.4.

                  1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

                  1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

                        (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if

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required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

                        (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 1.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this subsection 1.9(b) exceed the net proceeds from the offering received by such Holder.

                        (c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.9 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

                        (d) If the indemnification provided for in this Section
1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                        (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                        (f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

                  1.10 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                        (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;

                        (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                        (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

                  1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, member, limited partner, retired partner, retired member, affiliate or stockholder of, or venture capital fund under common investment management with, a Holder, (ii) is a Holder's family member or trust for the benefit of an individual Holder, or
(iii) after such assignment or transfer, holds at least ten percent (10%) of the shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like) held by such Holder on the date hereof (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

                  1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities; provided, however, that the limitations on subsequent registration rights shall not be applicable to registration rights granted to holders of "Basket Securities" or "Post Offer Securities" (as those terms are defined in Section 2.10 hereof).

                  1.13 "Market Stand-Off Agreement.

                        (a) Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company's Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall apply only to the Company's initial offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company's Initial Offering are intended third-party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company's Initial Offering that are consistent with this
Section 1.13 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

            In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

                        (b) Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.13):

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER'S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER'S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

                  1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after six (6) years following the consummation of the Initial Offering, (ii) as to any Holder, such earlier time after the Initial Offering at which such Holder (A) can sell all shares held by it in compliance with Rule 144(k) or (B) holds one percent (1%) or less of the Company's outstanding Common Stock and all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 or (iii) after the consummation of a Liquidation Event, as that term is defined in the Company's Amended and Restated Certificate of Incorporation (as amended from time to time).

            2. Covenants of the Company.

                  2.1 Delivery of Financial Statements. The Company shall, upon request, deliver to each Investor (or transferee of an Investor):

                        (a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders' equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

                        (b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited statement of cash flows for such fiscal quarter.

                        (c) within thirty (30) days of the end of each month, an unaudited income statement and balance sheet for and as of the end of such month, in reasonable detail;

                        (d) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

                        (e) such other information relating to the financial condition, business or corporate affairs of the Company as the Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

                  2.2 Inspection. The Company shall permit each Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

                  2.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate and be of no further force or effect upon the earlier to occur of (i) the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public, (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934
Act, and (iii) the consummation of a Liquidation Event, as that term is defined in the Company's Restated Certificate of Incorporation (as amended from time to time) (the "Restated Certificate").

                  2.4 Right of First Offer. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Investor, for so long as it holds

Registrable Securities, a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, the term "Investor" includes any general partners, members, retired partners, retired members and affiliates of, and venture capital funds under common investment management with, an Investor. An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and entities under common investment management in such proportions as it deems appropriate.

            Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Investor in accordance with the following provisions:

                        (a) The Company shall deliver a notice in accordance with Section 3.5 ("Notice") to the Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.

                        (b) By written notification received by the Company within twenty (20) calendar days after the giving of Notice, each Investor may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock that are Registrable Securities issued and held by such Investor (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding). The Company shall promptly, in writing, inform each Investor that elects to purchase all the shares available to it (a "Fully-Exercising Investor") of any other Investor's failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which Investors were entitled to subscribe, but which were not subscribed for by the Investors, that is equal to the proportion that the number of shares of Registrable Securities issued and held by such Fully-Exercising Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding).

                        (c) If all Shares that Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

                        (d) The right of first offer in this Section 2.4 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Company's Board of Directors; (ii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iii) the issuance and sale of Series A Preferred Stock pursuant to the Purchase Agreement, (iv) the issuance of stock, warrants or other securities or rights in connection with bank or other institutional debt financing, (v) the issuance of the Basket Securities (as defined herein), (vi) the issuance of securities in connection with any stock split, stock dividend or similar event by the Company or as a dividend or distribution on capital stock of the Company,
(vii) the issuance of securities in consideration of the acquisition of a bona fide commercial operating entity or all or substantially all of the assets of any such entity, (via) issuances to an individual or entity which, in connection with such issuance, enters into a strategic business transaction with the Company or any affiliate of the Company which is directly related to the Company's business, which transaction is (1) approved by the Board and (2) other than primarily for equity financing purposes, or (ix) issuances of Post Offer Securities (as defined below) that were offered in compliance with Section 2.4(a) and Section 2.12(a)(iv). In addition to the foregoing, the right of first offer in this Section 2.4 shall not be applicable with respect to any Investor in any subsequent offering of Shares if (i) at the time of such offering, the Investor is not an "accredited investor," as that term is then defined in Rule 501 (a) of the Act and (ii) such offering of Shares is otherwise being offered only to accredited investors.

                        (e) The rights provided in this Section 2.4 may not be assigned or transferred by any Investor; provided, however, that a Investor that is a venture capital fund may assign or transfer such rights to entities under common investment management.

                        (f) The covenants set forth in this Section 2.4 shall terminate and be of no further force or effect upon the consummation of (i) the Company's sale of its Common Stock or other securities pursuant to Registration Statement under the Act, at an offering price of at least $7.84 per share (appropriately adjusted for any stock split, dividend, combination or the like) and resulting in proceeds to the Company of at least $40,000,000 in the aggregate (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction) (a "Qualified IPO") or
(ii) a Liquidation Event, as that term is defined in the Restated Certificate.

                        (g) Notwithstanding anything herein to the contrary, if an Investor elects to purchase Shares by exercising its respective right of first offer as set forth in this Section 2.4 and such Investor has determined upon the advice of counsel that its purchase of the Shares would cause it to be deemed a "restricted person" under NASD Rule 2790 (or any successor rule or interpretation thereto), such Investor may require the Company to issue and sell to it alternative securities that are substantially identical to the Shares being offered, except that the rights, preferences and privileges of such alternative securities (including, without limitation, the voting rights thereof) may be modified, subject to the approval of the Company (such approval not to be unreasonably withheld), in order for such Investor to not be deemed a "restricted person" under NASD Rule 2790 (or any successor rule or interpretation thereto) as reasonably determined in good faith by such Investor. The Company and each of the parties hereto agree to take any actions reasonably required to effect the authorization, designation and sale of the alternative securities contemplated by this subsection 2.4(g), including, without limitation, amending the Restated Certificate, this Agreement and the Ancillary Agreements (as defined in the Purchase Agreement), as applicable.

                  2.5 Confidential Information, Invention. Assignment and Arbitration Agreements. The Company shall use commercially reasonable efforts to cause (a) all executive officers of the Company or any subsidiary with a substantially equivalent title to, or duties of a, senior vice president or higher, (b) all employees of the Company or any subsidiary primarily responsible for the research and development of the Company or any subsidiary's proprietary software products or material business processes and (c) such other employees as management of the Company in its reasonable judgment determines should be bound by such agreements, to execute and deliver a Confidential Information, Invention, Assignment and Arbitration Agreement or a Confidential Information and Inventions Assignment Agreement (or other agreement with substantially similar terms) in substantially the form delivered to counsel to the Investors prior to the date hereof.

                  2.6 Market Stand Off Agreements. The Company shall use its reasonable best efforts to obtain from all future persons who shall purchase, or receive options to purchase, shares of the Company's Common Stock following the date hereof an executed stock purchase or option agreements providing for a 180-day lockup period in connection with the Company's initial public offering on terms and conditions at least as restrictive as those set forth in Section
1.13 hereof.

                  2.7 Director and Officer Liability Insurance. The Company has as of the date hereof and shall thereafter continue to maintain in full force and effect for so long as the TCV Director (as such term is defined in that certain Voting Agreement by and among the Company, the Investors and certain other stockholders of the Company of even date herewith (the "Voting Agreement")) remains on the Board of Directors, from financially sound and reputable insurers, director and officer liability insurance in the amount of at least $5,000,000.

                  2.8 Compensation Committee. The Company has as of the date hereof and shall thereafter continue to maintain a Compensation Committee of the Board of Directors consisting of no more than three (3) persons, one of whom shall be the TCV Director (as defined in the Voting Agreement) and one (1) of whom shall be a non-employee director who is unaffiliated with any entity which is a stockholder of the Company.

                  2.9 Regulatory Approvals. The Company and each Investor shall use their commercially reasonable efforts to obtain as soon as commercially practicable the regulatory approvals set forth in Section 6.1, 6.2 and 6.3 of the Purchase Agreement.

                  2.10 1934 Act Covenants. If the Company reasonably determines than an Investor could be deemed a "Material Associated Person" of Penson Services for purposes of Section 17(h) of the 1934 Act and the rules and regulations thereunder, then the Company shall (a) inform the Investor in writing to such effect and (b) consult in advance with each Investor regarding the information the Company shall be required to provide to any governmental authority, including, without limitation, the SEC, and each Investor shall have a commercially reasonable time period to review and comment on such information. The Company and each Subsidiary shall act in good faith and use commercially reasonable efforts in the performance of this Section 2.10. Each Investor shall furnish to the Company such information, and shall keep records, as shall be reasonably required in order to make reports to the SEC under Section 17(h) of the 1934 Act.

                  2.11 NASD Rule 2790. If the Company or any of the Investors becomes aware of any change, amendment or modification of National Association of Securities Dealers, Inc. ("NASD") Rule 2790 (or any successor rule or interpretation thereof) or any interpretation thereof (the "New Rule or Interpretation") which could reasonably cause an Investor to be deemed a "restricted person" under the New Rule or Interpretation as a result of such Investor holding capital stock of the Company, then such party shall promptly inform the other party in writing of such New Rule or Interpretation. The Company hereby covenants and agrees to use its reasonable best efforts to not take any action that would reasonably be expected to result in any Investor being deemed a "restricted person" under NASD Rule 2790 (or any successor rule or interpretation thereof). At any time after the date hereof, if an Investor has determined in good faith upon the advice of counsel to such effect that it will be deemed to be a "restricted person" under NASD Rule 2790 (or any successor rule or interpretation thereof) as a result of such Investor holding capital stock of the Company, such Investor shall so notify the Company in writing and the Company and such Investor shall negotiate in good faith, and shall make all commercially reasonable efforts, to restructure the investment made by such Investor in the Company, including, without limitation, the conversion of all or a portion of the Series A Preferred Stock held by such Investor into a voting security of the Company and the amendment of the Voting Agreement to reflect such conversion, in order so that such Investor shall (a) no longer be deemed, as determined in good faith by such Investor, to be a "restricted person" under NASD Rule 2790 (or any successor rule or interpretation thereof) and (b) continue, following such restructuring, to benefit from the rights of the Series A Preferred Stock (whether statutory, contractual or economic) in a substantially equivalent manner as compared to such rights prior to such restructuring.

                  2.12 Negative Covenants.

                        (a) So long as at least a majority of the shares of Series A Preferred Stock purchased pursuant to the Purchase Agreement remain outstanding (as adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like), the Company shall not (by amendment, merger, consolidation or otherwise) without first obtaining the written approval of the holders of at least a majority of the Series A Preferred
Stock:

                              (i) consummate a "Liquidation Event" (as defined
in the Restated Certificate) other than a Liquidation Event in which the holders of Series A Preferred Stock receive "Proceeds" (as defined in the Restated Certificate) by reason o f their ownership of such shares of Series A Preferred Stock that results in such holders achieving a per share internal rate of return (an "IRR" and as calculated as set forth below) on such Series A Preferred Stock of at least twenty three percent (23%) (such amount of Proceeds resulting in a per share twenty three percent (23%) IRR being referred to as the "Target Return"). The IRR shall be calculated using the following formula:

      IRR= (FV/PV) exp ((l/n)-l), where

      "FV" equals the fair market value (determined in accordance with Article IV(B)(2)(c)(ii) of the Restated Certificate) of the Proceeds per share to be distributed to the holders of the Series A Preferred Stock purchased pursuant to the Purchase Agreement by reason of their ownership of such shares at the closing of such Liquidation Event pursuant to Article IV(B)(2) of the Restated Certificate, including, without limitation, accrued dividends paid on such Series A Preferred Stock in connection with such Liquidation Event;

      "PV" equals $3.92; and

      "n" equals the quotient of (A) the number of days from the date hereof to the date of the closing of the Liquidation Event divided by (B) three hundred sixty-five (365);

                              (ii) amend or waive any provision of the Restated
Certificate or Bylaws that adversely affects the rights, preferences or privileges of the shares of Series A Preferred Stock;

                              (iii) increase or decrease (other than by
repurchase or conversion) the total number of authorized shares of Series A Preferred Stock;

                              (iv) authorize or issue, or obligate itself to
issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Series A Preferred Stock with respect to liquidation preference, dividend preference, redemption or voting; provided, however, that this restriction shall not apply to (A) the issuance of equity securities for bank or other institutional debt financing, provided such issuances are primarily for other than equity financing purposes; (B) the issuance of equity securities that are on parity with the Series A Preferred Stock with respect to liquidation preference, dividend preference, redemption and voting, provided that either (1) (x) prior to the issuance of such equity securities the Company provides the Investors with a Notice pursuant to Section 2.4(a) offering the Investors the opportunity to purchase one hundred percent (100%) of such equity securities on the same terms and conditions as are offered to the applicable third party (the "Post Offer Securities") and (y) the Investors do not elect to obtain one hundred percent (100%) of such Post Offer Securities within twenty
(20) calendar days following receipt of such Notice or (2) the issuance of such securities (the "Basket Securities") (x) will not result in gross proceeds to the Company in excess of fifteen percent (15%) of the stated stockholders' equity on the Company's most recent quarterly balance sheet (prepared in accordance with GAAP) immediately prior to such issuance and (y) will not amount to, in the aggregate (and assuming the exercise or conversion of such Basket Securities into Common Stock), greater than eight percent (8%) of the Company's outstanding Common Stock immediately following the Closing (as defined in the Purchase Agreement)(assuming the exercise or conversion of all outstanding Preferred Stock); provided, however, that in the event of an issuance of such Basket Securities pursuant to this clause (B)(2), no more than fifty percent (50%) of such Basket Securities (based solely on the amount of Basket Securities issuable pursuant to clause (y) above) may be issued by the Company in any twelve (12) month period; and (C) the issuance of equity securities for the sole purpose of financing the repurchase of an Investor's shares pursuant to Section 3 hereof, provided that the terms of such equity securities do not allow any payments to be made to the holders thereof until the payment in full of any redemption price payable to an Investor pursuant to Section 3 hereof, without regard to when such payment is due;

                              (v) redeem, purchase or otherwise acquire (or pay
into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (A) the repurchase of shares of Common Stock at cost from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, (B) the repurchase of shares from the Investors pursuant to Section 3 hereof or (C) the repurchase of shares of Preferred Stock from the Investors pursuant to Section 2 of that certain First Refusal and Co-Sale Agreement of even date herewith by and among the Company, the Investors and the Founders (as defined therein).

                              (vi) pay or declare any dividend o r distribution
on the Common Stock or Preferred Stock of the Company or any series thereof other than as expressly set forth in the Restated Certificate in connection with a "Liquidation Event" (as defined in the Restated Certificate);

                              (vii) enter into any transaction with an officer,
director or holder of greater than five percent (5%) of the Company's outstanding Common Stock (assuming the exercise, exchange or conversion of all outstanding securities exercisable, exchangeable or convertible for or into Common Stock), including the amendment of any agreement with any such person which is in effect as of the date hereof; provided, however, that this restriction shall not apply to (A) ordinary course compensation arrangements for the Company's executive officers which are approved by the Compensation Committee of the Board of Directors and (B) ordinary course transactions with any of the Subsidiaries; and

                              (vii) authorize, permit or allow any subsidiary
(other than the Subsidiaries) to authorize or issue, or obligate itself to issue, any equity security of such subsidiary (including any other security convertible into or exercisable for any such equity security) in excess of one percent (1%) of such subsidiary's outstanding stock (other than issuances to the Company or a direct or indirect wholly-owned subsidiary of the Company).

                        (b) So long as at least a majority of the shares of Series A Preferred Stock purchased pursuant to the Purchase Agreement remain outstanding (as adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like), no (i) Subsidiary or (ii) direct or indirect subsidiary of the Company which following the date hereof accounts for either (1) at least ten percent (10%) of the total assets of the Company (as determined on a consolidated basis) or (2) ten percent (10%) of the gross revenues of the Company (as determined on a consolidated basis) shall (by amendment, merger, consolidation or otherwise), without first obtaining the written approval of the holders of at least a majority of the Series A Preferred
Stock:

                              (i) consummate (A) the sale, transfer or other
disposition of all or substantially all of such Subsidiary's assets or (B) the merger or consolidation of such Subsidiary, in each case, with or into another entity other than the Company or a direct or indirect wholly-owned subsidiary of the Company; and

                              (ii) authorize or issue, or obligate itself to
issue, any equity security of such Subsidiary (including any other security convertible into or exercisable for any such equity security), in each case, other than to the Company or a director indirect wholly-owned subsidiary of the Company.

                  2.13 Termination of Certain Covenants. The covenants set forth in Sections 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11 and 2.12 shall terminate and be of no further force or effect upon the consummation of (i) a Qualified IPO or
(ii) a Liquidation Event, as that term is defined in the Restated Certificate.

            3. Investor Redemptive Put Right.

                        (a) At any time after June 9, 2010, but within ninety
(90) days after the receipt by the Company of a written request (the "Repurchase Request") from the holders of not less than a majority of the then outstanding Series A Preferred Stock (the "Triggering Series A Holders") that all of the then outstanding shares of Series A Preferred Stock be repurchased, the Company shall repurchase in three (3) annual installments (each payment date being referred to herein as a "Repurchase Date") the then outstanding shares of Series A Preferred Stock by paving in cash t herefor an aggregate sum per share equal to the greater of (i) the applicable "Original Issue Price" (as defined below) for each such share of Series A Preferred Stock, plus all accrued but unpaid dividends on each such share (whether or not declared) and (ii) the then fair market value (the "Repurchase FMV") of each such share of Series A Preferred Stock as of the close of business on the date the Company receives the Repurchase Request (the "Repurchase Price"). The Company's Board of Directors and the Triggering Series A Holders shall mutually agree on a nationally recognized independent appraiser (the "First Appraiser") who shall calculate the Repurchase FMV within twenty (20) days of its appointment (i) in good faith,
(ii) without applying any minority interest discount or any other discount of any kind and (iii) as though the buyer is under no compulsion to buy and the sellers are under no compulsion to sell. If the Company's Board of Directors and the Triggering Series A Holders shall fail to appoint the First Appraiser within ten (10) days of the delivery of the Repurchase Request, the Company's Board of Directors and the Triggering Series A Holders, by written notice to the other within ten (10) days of the lapse of such prior ten (10) day period, shall each appoint an alternative nationally recognized independent appraiser (each, the "Alternative Appraiser") who shall each calculate the Repurchase FMV within twenty (20) days of their appointment in accordance with the foregoing assumptions. If either the Company's Board of Directors or the Triggering Series A Holders shall fail to appoint such an Alternative Appraiser within the time period set forth in the immediately preceding sentence, then the Alternative Appraiser appointed by the party that does so appoint an Alternative Appraiser shall make the determination of the Repurchase FMV within twenty (20) days of its appointment in accordance with the foregoing assumptions and such determination shall govern. If two (2) Alternative Appraisers are appointed and they agree upon the Repurchase FMV, their joint determination shall govern. If said two (2) Alternative Appraisers fail to reach agreement within twenty (20) days of their appointment, the two (2) Alternative Appraisers shall, within ten
(10) days following such twenty (20) day period, select a fourth nationally recognized independent appraiser (the "Final Appraiser"). Such Final Appraiser shall, within twenty (20) days following its appointment, select one of the determinations of the Repurchase FMV determined by the two (2) Alternative Appraisers and such selected determination shall govern. All decisions of the First Appraiser, Alternative Appraisers or Final Appraiser shall be rendered in writing and shall be signed by such appraiser. The Repurchase FMV determined as herein provided shall be conclusive, final and binding on the Company's stockholders and the Company and shall be enforceable in any court having jurisdiction over a proceeding brought to seek such enforcement. The cost of the Repurchase FMV determination shall not be taken into account in determining the Repurchase FMV and shall be borne by the Company. The number of shares of Series A Preferred Stock that the Company shall be required to repurchase on any one Repurchase Date shall be equal to the amount determined by dividing (i) the number of shares of such Series A Preferred Stock outstanding immediately prior to such Repurchase Date by (ii) the number of remaining Repurchase Dates (including the Repurchase Date to which such calculation applies). Any repurchase of Series A Preferred Stock effected pursuant to this subsection 3(a) shall be made on a pro rata basis among the holders of such Series A Preferred Stock in proportion to the aggregate Repurchase Price (together with any accrued but unpaid interest thereon as contemplated by Section 3(c), if any) that each such holder of Series A Preferred Stock would otherwise be entitled to receive on the applicable Repurchase Date in regards to such Series A Preferred Stock. For purposes of this Agreement, the "Original Issue Price" of the Series A Preferred Stock shall mean $3.92 per share for each share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like).

                        (b) At least fifteen (15) but no more than thirty (30) days prior to each Repurchase Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series A Preferred Stock, at the address last shown on the records of the Company for such holder, notifying such holder of the repurchase to be effected on the applicable Repurchase Date, specifying the number of the shares of Series A Preferred Stock to be repurchased from such holder, the Repurchase Price and the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be repurchased (the "Repurchase Notice"). Except as provided in subsection 3(c), on or after each Repurchase Date, each holder of Series A Preferred Stock on such Repurchase Date shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Repurchase Notice, and thereupon the applicable Repurchase Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are repurchased, a new certificate shall be issued representing the nonrepurchased shares.

                        (c) From and after each Repurchase Date, unless there shall have been a default in payment of the Repurchase Price, all rights of the holders of shares of Series A Preferred Stock designated for repurchase on such Repurchase Date in the Repurchase Notice as holders of Series A Preferred Stock (except the right to receive the applicable Repurchase Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the

Company or be deemed to be outstanding for any purpose whatsoever. If the funds of the Company legally available for the repurchase of shares of Series A Preferred Stock on a Repurchase Date are insufficient to repurchase the total number of shares of Series A Preferred Stock to be repurchased on such date, the Company shall cause the appropriate direct or indirect subsidiaries to make the assets of such subsidiaries available to the Company in order to fulfill the Company's obligations pursuant to this Section 3. If the funds of the Company and the subsidiaries legally available for the repurchase of shares of Series A Preferred Stock on a Repurchase Date are insufficient to repurchase the total number of shares of Series A Preferred Stock to be repurchased on such date, those funds that are legally available will be used to repurchase the maximum possible number of such shares ratably among the holders of such shares to be repurchased in proportion to the aggregate Repurchase Price that each such holder would be entitled to receive pursuant to Section 3(a); provided, further, the unpaid balance of such Repurchase Price shall accrue interest at the rate often percent (10%) per annum, payable quarterly in arrears. The shares of Series A Preferred Stock not repurchased shall remain outstanding and entitled to all the rights and preferences provided herein and in the Restated Certificate. At any time thereafter when additional funds of the Company are legally available for the repurchase of shares of capital stock of the Company, such funds will immediately be used to repurchase the balance of the shares that the Company has become obliged to repurchase on any Repurchase Date but that it has not repurchased, together with all accrued but unpaid interest thereon.

                        (d) On or prior to each Repurchase Date, the Company shall deposit the Repurchase Price (together with any accrued but unpaid interest thereon as contemplated by Section 3(c), if any) of all shares of Series A Preferred Stock designated for repurchase on such Repurchase Date in the Repurchase Notice, and not yet repurchased or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for repurchase and not yet repurchased, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of repurchase thereof and pay the Repurchase Price (together with any accrued but unpaid interest thereon as contemplated by Section 3(c), if any) for such shares to their respective holders on or after the Repurchase Date, upon receipt of notification from the Company that such holder has surrendered his, her or its share certificate to the Company pursuant to subsection 3(b) above. As of the date of such deposit (even if prior to the Repurchase Date), the deposit shall constitute full payment of such shares to their holders, and from and after the date of the deposit, the shares so called for repurchase shall be repurchased and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Repurchase Price for the shares, without interest except as contemplated by Section 3(c) hereof, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Company pursuant to this subsection 3(d) for the repurchase of Series A Preferred Stock converted into shares of the Company's Common Stock pursuant to Article IV(B)(4) of the Restated Certificate prior to the Repurchase Date shall be returned to the Company forthwith upon such conversion. The balance of any moneys deposited by the Company pursuant to this subsection 3(d) remaining unclaimed at the expiration of two (2) years following the Repurchase Date shall thereafter be returned to the Company upon its request expressed in a resolution of its Board of Directors.

                        (e) The provisions of this Section 3 shall terminate and be of no further force or effect upon the consummation of the Company's sale of its Common Stock or other securities pursuant to a Qualified IPO.

            4. Miscellaneous.

                  4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  4.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

                  4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  4.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:
(i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (l)day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 4.5).

                  4.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                  4.7 Entire Agreement: Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

                  4.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

                  4.9 Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any other party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

                  4.10 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including entities under common investment management) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        COMPANY:

                                        PENSON WORLDWIDE, INC.

                                        /s/ Roger J. Engemoen, Jr.
                                        ------------------------------
                                        By: Roger J. Engemoen, Jr.
                                        Its: Chairman

                                        Address: 1700 Pacific Avenue, Suite 1400
                                                 Dallas, Texas 75201

                             PENSON WORLDWIDE, INC.
                           INVESTORS' RIGHTS AGREEMENT
                               - SIGNATURE PAGE -

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        SUBSIDIARIES:

                                        PENSON FINANCIAL SERVICES, INC.

                                        By: /s/ Roger J. Engemoen, Jr.
                                            ---------------------------------
                                        Name: Roger J. Engemoen, Jr.

                                        Title: Chairman

                                        Address: 1700 Pacific Avenue, Suite 1400
                                                 Dallas, Texas 75201

                                        PENSON FINANCIAL SERVICES CANADA, INC.

                                        By: ___________________________________

                                        Name: _________________________________

                                        Title: ________________________________

                                        Address: ______________________________
                                                 ______________________________

                                        PENSON WORLDWIDE SETTLEMENTS, LTD.

                                        By: ___________________________________

                                        Name: _________________________________

                                        Title: ________________________________

                                        Address: ______________________________
                                                 ______________________________

                             PENSON WORLDWIDE, INC.
                           INVESTORS' RIGHTS AGREEMENT
                               - SIGNATURE PAGE -

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        SUBSIDIARIES:

                                        PENSON FINANCIAL SERVICES, INC.

                                        By: ___________________________________

                                        Name: _________________________________

                                        Title: ________________________________

                                        Address: ______________________________
                                                 ______________________________

                                        PENSON FINANCIAL, SERVICES CANADA, INC.

                                        By: [ILLEGIBLE]
                                            -----------------------------------
                                        Name: [ILLEGIBLE]

                                        Title: [ILLEGIBLE]

                                        Address: [ILLEGIBLE]

                                        PENSON WORLDWIDE SETTLEMENTS, LTD.

                                        By: ___________________________________

                                        Name: _________________________________

                                        Title: ________________________________

                                        Address: ______________________________
                                                 ______________________________

                             PENSON WORLDWIDE, INC.
                           INVESTORS' RIGHTS AGREEMENT
                               - SIGNATURE PAGE -

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        SUBSIDIARIES:

                                        PENSON FINANCIAL SERVICES, INC.

                                        By: ____________________________________

                                        Name: __________________________________

                                        Title: ________________________________

                                        Address: ______________________________
                                                 ______________________________

                                        PENSON FINANCIAL SERVICES CANADA, INC.

                                        By: ___________________________________

                                        Name: _________________________________

                                        Titie: ________________________________

                                        Address: ______________________________
                                                 ______________________________

                                        PENSON WORLDWIDE SATTLEMENTS, LTD.

                                        By: [ILLEGIBLE]
                                            -----------------------------------
                                        Name: [ILLEGIBLE]

                                        Title: [ILLEGIBLE]

                                        ADDRESS: ______________________________
                                                 ______________________________

                             PENSON WORLDWIDE, INC.
                          INVESTORS' RIGHTS AGREEMENT
                               - SIGNATURE PAGE -

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        SUBSIDIARIES:

                                        SAI HOLDINGS, INC.

                                        By: /s/ Roger J. Engemoen, Jr.
                                            ----------------------------------
                                        Name: Roger J. Engemoen, Jr.

                                        Title: Chairman

                                        Address: 1700 Pacific Avenue, Suite 1400
                                                 Dallas, Texas 75201

                                        PENSON HOLDINGS, INC.

                                        By: /s/ Roger J. Engemoen, Jr.
                                            ----------------------------------
                                        Name: Roger J. Engemoen, Jr.

                                        Title: Chairman

                                        Address: 1700 Pacific Avenue, Suite 1400
                                                 Dallas, Texas 75201

                             PENSON WORLDWIDE, INC.
                           INVESTORS' RIGHTS AGREEMENT
                               - SIGNATURE PAGE -

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        INVESTORS:

                                        TCV V, L.P.
                                        a Delaware Limited Partnership
                                        By: Technology Crossover Management V,
                                        L.L.C.,
                                        Its: General Partner

                                        By: /s/ Carla Newell
                                            ---------------------------------
                                        Name: Carla Newell
                                        Title: Attorney in Fact

                                        TCV V MEMBER FUND, L.P.
                                        a Delaware Limited Partnership
                                        By: Technology Crossover Management V,
                                        L.L.C.,
                                        Its: General Partner

                                        By: /s/ Carla Newell
                                            ---------------------------------
                                        Name: Carla Newell
                                        Title: Attorney in Fact

                                        Mailing Address:
                                            Technology Crossover Ventures
                                            528 Ramona Street
                                            Palo Alto, California 94301
                                            Attention:
                                            Phone: (650)614-8200
                                            Fax: (650)614-8222

                                        with a copy to:
                                            Technology Crossover Ventures
                                            528 Ramona Street
                                            Palo Alto, California 94301
                                            Attention: Carla Newell
                                            Phone: (650)614-8200
                                            Fax: (650)614-8222

                             PENSON WORLDWIDE, INC.
                           INVESTORS' RIGHTS AGREEMENT
                               - SIGNATURE PAGE -

                                   Schedule A

                             Schedule of Investors

TCV V, L.P.
TCV V Member Fund, L.P.